Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 6, 2019, with respect to the consolidated financial statements of Flex Pharma, Inc. incorporated by reference in the Registration Statement (Amendment No. 2 to Form S-1 No. 333-235879) and related Prospectus of Salarius Pharmaceuticals, Inc. dated February 6, 2020.

/s/ Ernst & Young LLP

Houston, Texas

February 5, 2020